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Exhibit 4.3

THE ASSUMED MUSICLAND
1988 STOCK OPTION PLAN

of

BEST BUY CO., INC.

THE ASSUMED MUSICLAND
1988 STOCK OPTION PLAN OF
BEST BUY CO., INC.

ARTICLE I
General Purpose of Plan; Definitions

    SECTION 1.1  Name and Purpose.  The name of this plan is the Assumed Musicland 1988 Stock Option Plan of Best Buy Co., Inc. (the "Plan"). The purpose of the Plan is to enable Best Buy Co., Inc. (the "Company") and any Subsidiaries to retain and attract executives and other key employees who contribute to the Company's success by their ability, ingenuity and industry, and to enable such executives and other key employees to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company. This Plan was originally adopted by Musicland Stores Corporation ("Musicland"), a Delaware corporation. Pursuant to the terms and conditions of an Agreement and Plan of Merger, dated December 6, 2000 (the "Merger Agreement") by and among the Company, Musicland and EN Acquisition Corp., a Delaware corporation ("Merger Sub"), the Merger Sub merged with and into Musicland on January 31, 2001 at 11:59 p.m. (the "Effective Time"). As a result of the merger, Musicland became a wholly-owned subsidiary of the Company. Pursuant to the terms of the Merger Agreement, certain Out of the Money Options (as defined in the Merger Agreement) were assumed by the Company and were converted into options to purchase shares of the Company's common stock at the Effective Time. The Company assumed this Plan to facilitate such assumption and conversion effective as of the Effective Time.

    SECTION 1.2  Certain Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below:

      (a) "Board of Directors" means the Board of Directors of the Company.

      (b) "Cause" means a felony conviction of a Participant, or the failure of a Participant to contest prosecution for a felony, or a participant's willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company, or, in regard to any Participant who has an operative employment agreement with the Company, as such term is defined in such employment agreement.

      (c) "Code" means the Internal Revenue Code of 1986, as amended.

      (d) "Committee" means either the Committee referred to in Section 2.1 of the Plan or, if none has been appointed, then the Board of Directors as a whole.

      (e) "Company" means Best Buy Co, Inc., a corporation organized under the laws of the State of Minnesota (or any successor corporation).

      (f)  "Disability" means a Participant's physical or mental incapacity resulting from personal injury, disease, illness or other condition, which (i) prevents him or her from performing his or her duties for the Company, as the same is determined in a uniform manner by the Committee after reviewing any medical evidence or requiring any medical examinations which the Committee considers necessary to its determination and (ii) results in a termination of his or her employment with the Company.

      (g) "Non-Employee Director" means a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) as promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, or any successor rule.

      (h) "Early Retirement" means a Participant's retirement from active employment with the Company or any Subsidiaries under which the Participant is eligible to draw early retirement benefits from the applicable pension plan of the Company or its Subsidiaries.

      (i)  "Fair Market Value" as of any date means, during any time when the Stock is not publicly traded, the fair market value of the Stock as the same had been most recently determined by the

  Board of Directors in good faith (which determination shall be conclusive) or, in regard to any Participant who has an operative employment agreement with the Company, as such term is defined in such employment agreement, and, during any time when the Stock is publicly traded, the closing price of the Stock on the last trading day immediately preceding such date (as reported by a national stock exchange or quoted on NASDAQ), or if no sale was made on such trading day, the closing market price on the first preceding trading day on which there was a sale.

      (j)  "Normal Retirement" means retirement from active employment with the Company or its Subsidiaries on or after the normal retirement date specified in the applicable pension plan of the Company or its Subsidiaries.

      (k) "Participant" means any employee of the Company or any Subsidiaries selected to receive a grant of a Stock Appreciation Right and/or Stock Option hereunder.

      (l)  "Retirement" means both Normal Retirement and Early Retirement.

      (m) "Stock" means Common Stock, par value $0.10 per share, of Best Buy Co., Inc.

      (n) "Stock Appreciation Right" means the right pursuant to an award granted under Article VI herein to surrender to the Company all or a portion of a Stock Option in exchange for an amount, paid in cash or in Stock, equal to the difference between (i) the Fair Market Value, as of the date such Stock Option or such portion thereof is surrendered, of the shares of Stock covered by such Stock Option or such portion thereof, and (ii) the aggregate exercise price of such Stock Option or such portion thereof.

      (o) "Stock Option" means any option to purchase shares of Stock granted pursuant to Article V herein; a Stock Option granted pursuant to this Plan is not intended to be an "Incentive Stock Option" within the meaning of Section 422A of the Code.

      (p) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

      (q) "Vested" means in connection with Stock Options and Stock Appreciation Rights that the time has been reached when the option to purchase stock first becomes exercisable and any accompanying appreciation right may be surrendered for payment.

      (r) "Outside Director" means a director who (a) is not a current employee of the Company or any member of an affiliated group which includes the Company; (b) is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year; (c) has not been an officer of the Company; and (d) does not receive remuneration from the Company, either directly or indirectly, in any capacity other than as a director, except as otherwise permitted under Code Section 162(m) or the regulations promulgated thereunder. For this purpose, remuneration includes any payment in exchange for goods and services. This definition shall be further governed by the provisions of Code Section 162(m) and regulations promulgated thereunder.

ARTICLE II
Administration

    SECTION 2.1.  Authority and Duties of the Committee.

      (a) The Plan shall be administered by the Board of Directors or, in its discretion, by a Committee of not less than three who shall be appointed by the Board of Directors and who shall serve at its pleasure. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board of Directors. During any times when the Company's Stock is registered pursuant to Section 12 of the Securities Exchange Act of

  1934, the Plan shall be administered by a Committee the members of which shall be Non-Employee Directors and Outside Directors.

      (b) The Committee shall have the power and authority to grant to eligible employees, pursuant to the terms of the Plan, Stock Options with or without accompanying Stock Appreciation Rights. However, all such grants are subject to the terms and conditions of the Shareholders Agreement and to any contrary provision of an operative employment agreement between a Participant and the Company.

      (c) In particular, the Committee shall have the authority:

         (i) to select the officers and other key employees of the Company and any Subsidiaries to whom Stock Options and Stock Appreciation Rights may from time to time be granted hereunder;

        (ii) to determine whether and to what extent Stock Options and Stock Appreciation Rights are to be granted hereunder;

        (iii) to determine the number and class of shares to be covered by each such award granted hereunder;

        (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan and any operative employment agreement, of any award granted hereunder (including, but not limited to, any restriction on any Stock Option or other award and/or the shares of Stock relating thereto);

        (v) to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the Participant;

        (vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable;

       (vii) to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and

       (viii) to otherwise supervise the administration of the Plan.

      (d) All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

ARTICLE III
Stock Subject to Plan

    SECTION 3.1.  Limitations.  The total number of shares of Stock reserved and available for distribution under the Plan shall be 47,800. However, no more than 54,155 shares of Stock may be reserved or available for distribution in any one calendar year, subject to a cumulative carryover of shortfalls below said limit in each following year. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

    SECTION 3.2.  Options Not Exercised.  Subject to Section 6.2(d) herein regarding the payment of Stock Appreciation Rights, if any shares that have been optioned ceased to be subject to option, then such shares shall again be available for distribution in connection with future awards under the Plan.

    SECTION 3.3.  Antidilution.  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, split, reverse split, combination, reclassification or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan and in the number and option price of shares subject to outstanding options granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

ARTICLE IV
Participants

    SECTION 4.1.  Eligibility.  Officers and other key employees of the Company and any Subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of Company, but excluding members of the Committee during any times that the Company's Stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934 and also excluding any person who serves only as a director of the Company or any Subsidiaries, are eligible to participate in this Plan by receiving, as a reward for past performance and as an incentive for future performance, grants of Stock Options, with or without accompanying Stock Appreciation Rights, under the Plan. The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, and the Committee shall also determine, in its sole discretion (subject however to the provisions of the Shareholders Agreement), the number and class of shares covered by each award to a Participant.

ARTICLE V
Grant of Stock Options

    SECTION 5.1.  Option Grant and Agreement.  Any Stock Option granted under the Plan shall be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written Stock Option Agreement dated as of the date of grant and executed by the Company and by the Participant.

    SECTION 5.2.  Terms and Conditions of Grants.  Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, the Shareholders Agreement and any operative employment agreement, as the Committee shall deem desirable:

      (a)  Option Price.  The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but may not be less than the par value thereof.

      (b)  Option Term.  Any unexercised portion of a Stock Option granted hereunder shall expire at the end of the stated term of the Stock Option. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date the option is granted. If a definite term is not specified by the Committee at the time of grant, then the term shall be deemed to be ten years.

      (c)  Exercisability.  Stock Options, or portions thereof, shall first become exercisable at such time or times as determined by the Committee at or after grant, provided, however, that, unless otherwise determined by the Committee at or after grant, no Stock Option shall be exercisable prior to the first anniversary date of the granting of the option. If the Committee provides, in its discretion, that any Stock Option becomes vested only in installments, the Committee may waive such installment exercise provisions at any time. Notwithstanding the foregoing, any Stock Option granted under this Plan shall be exercisable in full, without regard to any installment exercise provisions, beginning sixty (60) days prior to the expected date of occurrence of any of the following events: (i) dissolution or liquidation of the Company, other than in conjunction with a bankruptcy of the Company or any other similar occurrence; (ii) any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Company will not be the surviving entity and the shareholders of the Company will not constitute a majority of the shareholders of the surviving entity; (iii) the transfer of substantially all of the assets of the Company where, immediately after such asset transfer, substantially all of the assets of the Company are held by persons who are not members of the Company's "affiliated group" as such term is defined in Section 1504 of the Code; or (iv) any person or group within the meaning of

  Section 13(d) of the Securities Exchange Act of 1934 shall become the beneficial owner, directly or indirectly, of 70% of the Company's outstanding common stock, and, in addition, any unvested portions of any Stock Option shall become immediately exercisable to the extent so provided in any employment agreement entered into between the holder of such Stock Option and the Company either before or after the date of such award.

      (d)  Method of Exercise.  Vested portions of any Stock Option may be exercised in whole or in part at any time during the option term by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by cash payment in full of the purchase price, along with any required tax withholding pursuant to Section 11.3, in any manner satisfactory to the Company. As determined by the Committee, in its sole discretion, before or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee (based on the Fair Market Value of the Stock on the date the option is exercised, as determined by the Committee) subject to any applicable tax and securities laws, regulations and rulings. No shares of Stock shall be issued until full payment thereof has been made. An optionee shall generally have the rights to dividends and other rights of a shareholder with respect to shares subject to a Stock Option only after the optionee has given written notice of exercise, has paid in full for such shares, and, otherwise, met the requirements stated in Section 10.1 of the Plan.

      (e)  Non-transferability of Options.  No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

    SECTION 5.3.  Termination of Grants Prior to Expiration.  Unless otherwise provided in any employment agreement entered into between the holder of such Stock Option and the Company either before or after the date of grant, the following early termination provisions shall apply to all Stock Options:

      (a)  Termination by Death.  If an optionee's employment by the Company or its Subsidiaries terminates by reason of his or her death, the Stock Option, whether vested or not, may thereafter be immediately exercised by the legal representative of the optionee's estate, or by the legatee or heir of the optionee pursuant to a will or the laws of descent and distribution, but only for a period of three years (or such shorter period as the Committee shall specify at the time of grant) from the date of such death, or until the expiration of the stated term of the Stock Option, whichever period is the shorter.

      (b)  Termination by Reason of Disability.  If an optionee's employment by the Company or its Subsidiaries terminates by reason of his or her Disability, any Stock Option held by such optionee, whether vested or not, may thereafter be immediately exercised but only for a period of three years (or such shorter period as the Committee shall specify at the time of grant) from the date of such termination of employment, or until the expiration of the stated term of the Stock Option, whichever period is the shorter; provided, however, that, if the optionee dies within such three-year period (or such shorter period as applicable), any unexercised Stock Option held by such optionee shall thereafter be exercisable by the legal representative of the optionee's estate, or by the legatee or heir of the optionee pursuant to a will or the laws of descent and distribution, for the greater of the remainder of the three-year period (or such shorter period as applicable) or for a period of twelve months from the date of such death, but in no event shall any portion of the Stock Option be exercisable after its stated expiration date.

      (c)  Termination by Reason of Retirement.  If an optionee's employment by the Company or its Subsidiaries terminates by reason of his or her Retirement, any Stock Option held by such optionee, whether vested or not, may thereafter be immediately exercised but only for a period of three years (or such shorter period as the Committee shall specify at the time of grant) from the date of such termination of employment, or until the expiration of the stated term of the Stock Option, whichever period is the shorter; provided, however, that, if the optionee dies within such three-year period (or such shorter period as applicable), any unexercised Stock Option held by such optionee shall thereafter be exercisable by the legal representative of the optionee's estate, or by the legatee or heir of the optionee pursuant to a will or the laws of descent and distribution, for the greater of the remainder of the three-year period (or such shorter period as applicable) or for a period of twelve months from the date of such death, but in no event shall any portion of the Stock Option be exercisable after its stated expiration date.

      (d)  Other Termination.  Unless otherwise determined by the Committee, at or after the time of grant, if an optionee's employment by the Company or its Subsidiaries terminates, voluntarily or involuntarily, for any reason other than death, Disability or Retirement, any vested portion of the Stock Option at the time of such termination may be exercised by the optionee for a period of three months from the date of such termination or for the stated term of the Stock Option, whichever period is the shorter, and at the end of such time period the Stock Option shall terminate. Notwithstanding the foregoing to the contrary, if, at the time of any such termination of employment, the Stock is not publicly traded and the Board of Directors has not made a determination of the Fair Market Value of the Stock which is applicable to the termination date, then the time period in which the optionee shall be able to exercise the vested portion of the Stock Option shall be extended until three months after the date, if any, on which such Fair Market Value is determined, but in no event shall any portion of the Stock Option be exercisable after its stated expiration date. No unvested portion of the Stock Option at the time of any such termination from employment shall thereafter become vested.

ARTICLE VI
Stock Appreciation Rights

    SECTION 6.1.  Grant and Exercise.

      (a) Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan, either at the same time or after the grant of said Stock Option.

      (b) A Stock Appreciation Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related Stock Option shall not be reduced until the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

      (c) A Stock Appreciation Right may be exercised by an optionee by surrendering the applicable portion of the related Stock Option. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Stock Appreciation Right have been exercised. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6.2(b) below. However, the Participant shall be responsible for the payment of any required tax withholding as provided in Section 11.3 herein.

    SECTION 6.2.  Terms and Conditions.  Stock Appreciation Rights shall be subject to the following terms and conditions:

      (a) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be vested and exercisable in accordance with the provisions of Article V herein; provided, however, that during any time that the Company's Stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, no Stock Appreciation Right granted subsequent to the grant of the related Stock Option shall be exercisable during the first six months of its term, except that this limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of the six-month period;

      (b) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or shares of Stock equal in value to the excess of the Fair Market Value of one share of Stock over the option price per share specified in the related option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right in its sole discretion to determine the form of payment;

      (c) Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Article V herein;

      (d) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3.1 of the Plan on the number of shares of Stock to be issued under the Plan, but only to the extent of the number of shares issued or issuable under the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time; and

      (e) Such other terms and conditions, not inconsistent with the provisions of the Plan, the Shareholders Agreement and any operative employment agreement, as shall be determined from time to time by the Committee.

ARTICLE VII
Transfers and Leaves of Absence

    SECTION 7.1.  Transfer of Participant.  For purposes of the Plan, the transfer of a Participant among the Company and its subsidiaries shall not be deemed a termination of employment.

    SECTION 7.2.  Effect of Leaves of Absence.  For purposes of the Plan, the following leaves of absence shall not be deemed a termination of employment:

      (a) a leave of absence, approved in writing by the Company, for military service or sickness, or for any other purpose approved by the Company, if the period of such leave does not exceed ninety (90) days; and

      (b) a leave of absence in excess of ninety (90) days approved in writing by the Committee, but only if the employee's right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any such leave of absence the employee returns to work within thirty (30) days after the end of such leave.

ARTICLE VIII
Amendment and Discontinuation

    SECTION 8.1.  Amendment or Discontinuation of the Plan.  The Board of Directors may amend, alter, or discontinue the Plan at any time, but no amendment, alteration, or discontinuance shall be made which would impair the rights of a Participant under any Stock Option theretofore granted, without the Participant's express consent thereto, or which without the approval of the stockholders of the Company would:

      (a) except as expressly provided in this Plan, materially increase the total number of shares reserved for the purpose of the Plan;

      (b) change the class of employees eligible to participate in the Plan, as stated in Article IV herein; or

      (c) extend the maximum option period under Section 5.2(b) of the Plan.

    SECTION 8.2.  Amendment of Grants.  The Committee may amend the terms of any Stock Option theretofore granted, prospectively or retroactively, but, subject to Section 3.3 herein, no such amendment shall impair the rights of any holder without his or her consent. The Committee may also substitute new Stock options for previously granted options, including previously granted options having higher option prices.

ARTICLE IX
Unfunded Status of the Plan

    SECTION 9.1.  Unfunded Status.  The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan with respect to awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

ARTICLE X
Stock Certificates

    SECTION 10.1.  Delivery of Stock Certificates.  The Company shall not be required to issue or deliver any certificates for shares of Stock purchased upon the exercise of any Vested Stock Option, or portion thereof, granted hereunder prior to the fulfillment of all of the following conditions:

      (a) Payment in full for the shares and for any required tax withholding as provided in Sections 5.2(d) and 11.3 of the Plan;

      (b) The completion of any registration or other qualification of such shares under any federal or state laws or under the rulings or regulations of the SEC or any other regulating body which the Committee in its sole discretion shall deem necessary or advisable;

      (c) The admission of such shares to listing on all stock exchanges on which the Stock is so listed;

      (d) In the event the Stock is not registered under the Securities Act of 1933, qualification of the exercise of the Stock Option as a private placement under said Act; and

      (e) The obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary or advisable.

    SECTION 10.2.  Applicable Restrictions on Stock.

      (a) Shares of Stock purchased upon the exercise of any Stock Option may also be subject to such stock transfer orders and other restrictions as the Committee may determine necessary or advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law.

      (b) Said shares of Stock shall include the restrictive legends the Committee may deem appropriate to include.

ARTICLE XI
General Provisions

    SECTION 11.1.  No Implied Right to Employment.  The adoption of this Plan shall not confer upon any employee of the Company or its Subsidiaries any right to continued employment, nor shall it interfere in any way with the right of the Company or its Subsidiaries to terminate the employment of any of its employees at any time.

    SECTION 11.2.  Other Compensation Plans.  Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

    SECTION 11.3.  Tax Withholding.  Each Participant shall, no later than the date as of which the value of a Stock Option or Stock Appreciation Right first becomes includible in the gross income of the Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the

Company, regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the award. If approved by the Committee, such arrangements may include, (i) authorizing the Company to retain from the number of shares of Stock that would otherwise be deliverable to the Participant, or (ii) delivering to the Company from shares of unrestricted Stock already owned by the Participant, that number of shares having an aggregate Fair Market Value equal to the tax payable by the Participant, subject to any applicable tax and securities laws, regulations and rulings. The obligations of the Company under the Plan shall be conditional on such payment, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant.

ARTICLE XII
Effective Date of the Plan

    The Plan became effective on the date it was approved by a vote of the holders of a majority of the total outstanding Stock August 25, 1988.

ARTICLE XIII
Term of the Plan

    No Stock Option or Stock Appreciation Right shall be granted pursuant to the Plan on or after the tenth anniversary of the date of stockholder approval August 25, 1998, but awards theretofore granted may extend beyond that date.

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THE ASSUMED MUSICLAND 1988 STOCK OPTION PLAN OF BEST BUY CO., INC.
ARTICLE I General Purpose of Plan; Definitions
ARTICLE II Administration
ARTICLE III Stock Subject to Plan
ARTICLE IV Participants
ARTICLE V Grant of Stock Options
ARTICLE VI Stock Appreciation Rights
ARTICLE VII Transfers and Leaves of Absence
ARTICLE VIII Amendment and Discontinuation
ARTICLE IX Unfunded Status of the Plan
ARTICLE X Stock Certificates
ARTICLE XI General Provisions
ARTICLE XII Effective Date of the Plan
ARTICLE XIII Term of the Plan